410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement

For Immediate Release

Exhibit 99.1

Oil-Dri Announces Second Quarter and Six-Month Results

CHICAGO—(March 11, 2013)—Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $61,122,000 for the second quarter ended January 31, 2013, a 2% increase compared with net sales of $60,203,000 in the same quarter one year ago. Net income for the second quarter was $2,146,000, or $0.31 per diluted share, down 31% from net income of $3,239,000, or $0.45 per diluted share, for the same quarter one year ago.

Net sales for the six-month period were $122,539,000, a 2% increase compared with net sales of $119,785,000 in the same period one year ago. Net income for the six-month period was $6,598,000, or $0.94 per diluted share, up 57% from net income of $4,314,000, or $0.60 per diluted share, in the same period one year ago.

Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “We are pleased to report a significant increase in earnings for the first six-months. However, due to anticipated increased advertising and promotional spending for Cat’s Pride Fresh & Light in the Retail and Wholesale segment, quarterly earnings per share were down substantially from last year’s second quarter.

We are encouraged by the repeat purchases of our Cat’s Pride Fresh & Light and are focusing our efforts on obtaining consumer trial and expanded distribution.”

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Segment Review

Business to Business Products	Three Months Ended January 31,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$21,715,000	$21,303,000	2%
Segment Income	$7,101,000	$6,427,000	10%

Business to Business Products	Six Months Ended January 31,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$43,497,000	$42,237,000	3%
Segment Income	$14,624,000	$13,867,000	5%

Net sales for the Company’s Business to Business segment for the second quarter were up $412,000 or 2% while segment income was up $674,000 or 10% from the prior year period. The increase was due to volume growth of bleaching clays and animal health products. Market conditions in the global production and processing of agricultural products continued to be favorable in the quarter. Sales of our animal health products grew in volume and dollars. Net sales of co-packaged coarse cat litters were also up during the quarter. Sales declined for products used as agricultural chemical carriers sold to corn rootworm producers and products used in other horticultural applications.

Net sales of Business to Business products for the six-month period were $43,497,000, a 3% increase compared with net sales of $42,237,000 in the same period one year ago. Segment income for the six-month period was $14,624,000, a 5% increase from the same period one year ago. The increase was due to an increase in volume of bleaching clays and animal health products, offset by decreased volume in the recycled oil and agricultural chemical markets.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Retail and Wholesale Products	Three Months ended Jan 31,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$39,407,000	$38,900,000	1%
Segment Income	$1,936,000	$3,058,000	-37%

Retail and Wholesale Products	Six Months Ended January 31,		Change
	Fiscal 2013	Fiscal 2012
Net Sales	$79,042,000	$77,548,000	2%
Segment Income	$6,460,000	$1,839,000	251%

Net sales for the company’s Retail and Wholesale Products for the second quarter were up 1% while segment income was down $1,122,000 or 37% from the prior year period. The decrease in income was due to increased costs incurred to encourage consumer trial and expanded distribution of Cat’s Pride Fresh & Light cat litter introduced in 2011. Net sales of industrial and automotive products were down while sales by our foreign subsidiaries were up from the same quarter one year ago.

Net sales of Retail and Wholesale products for the six-month period were $79,042,000, a 2% increase compared with net sales of $77,548,000 in the same period one year ago due to lower trade spending. Segment income for the six-month period was $6,460,000, a 251% increase from the same period one year ago. The increase was due to more sales, better product mix, lower packaging costs and lower natural gas costs compared to last year.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Financial Review

On December 4, 2012, Oil-Dri’s Board of Directors declared a one-time accelerated cash dividend of $0.36 per share of outstanding Common Stock and $0.27 per share of outstanding Class B Stock, which reflect dividends normally paid in third and fourth quarters. The dividends were paid on December 28, 2012 to stockholders of record at the close of business on December 14, 2012. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past nine years.

At the end of the second quarter, the annualized dividend yield on the Company’s Common Stock was 2.6%, based on the quarter’s closing stock price of $27.75 per share and an annual cash dividend of $0.72.

Cash, cash equivalents and short-term investments at January 31, 2012, totaled $35,818,000, which was only $506,000 less than last year despite paying $2,368,000 more in dividends than in the first six-months of fiscal 2012. Capital expenditures for the six-month period totaled $5,009,000, which was $534,000 more than depreciation and amortization of $4,475,000. Capital expenditures included improvements to and replacement of machinery at our manufacturing facilities. Capital expenditures were $3,512,000 at this time last year.

Net cash provided by operating activities was $10,811,000 in the second quarter compared to $10,281,000 for the same period one year ago due to the increase in income and changes in working capital.

Looking Forward

Jaffee continued, “In the balance of the fiscal year we will continue to support Cat’s Pride Fresh & Light and our other value added products with more advertising and promotional spending than we have historically. We expect that our overall advertising and promotional spending for the fiscal year will remain high, but be less than last fiscal year.”

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Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

The Company will offer a live webcast of the second quarter earnings teleconference on Wednesday, March 13, 2013 from 10:00 am to 10:30 am, CT. To listen via the web, visit www.streetevents.com or www.oildri.com. An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Cat’s Pride and Fresh & Light are registered trademarks of Oil-Dri Corporation of America.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Oil-Dri Corporation of America

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Second Quarter Ended January 31,
	2013	% of Sales	2012	% of Sales
Net Sales	$61,122	100.0%	$60,203	100.0%
Cost of Sales	(44,853)	73.4%	(45,649)	75.8%
Gross Profit	16,269	26.6%	14,554	24.2%
Operating Expenses	(12,834)	21.0%	(9,725)	16.2%
Capacity Rationalization Charges	(50)	0.1%	--	0.0%

Operating Income	3,385	5.5%	4,829	8.0%
Interest Expense	(446)	0.7%	(504)	0.8%
Other Income	92	-0.2%	(46)	0.1%

Income Before Income Taxes	3,031	5.0%	4,279	7.1%
Income Taxes	(885)	1.4%	(1,040)	1.7%
Net Income	$2,146	3.5%	$3,239	5.4%

Net Income Per Share:
Basic Common	$0.33		$0.49
Basic Class B Common	$0.25		$0.36
Diluted	$0.31		$0.45

Average Shares Outstanding:
Basic Common	4,896		5,124
Basic Class B Common	1,976		1,938
Diluted	6,922		7,128

	Six Months Ended January 31,
	2013	% of Sales	2012	% of Sales
Net Sales	$122,539	100.0%	$119,785	100.0%
Cost of Sales	(89,039)	72.7%	(91,028)	76.0%
Gross Profit	33,500	27.3%	28,757	24.0%
Operating Expenses	(23,654)	19.3%	(22,132)	18.5%
Capacity Rationalization Charges	(62)	0.1%	--	0.0%

Operating Income	9,784	8.0%	6,625	5.5%
Interest Expense	(927)	0.8%	(1,028)	0.9%
Other Income	231	0.2%	155	0.1%

Income Before Income Taxes	9,088	7.4%	5,752	4.8%
Income Taxes	(2,490)	2.0%	(1,438)	1.2%
Net Income	$6,598	5.4%	$4,314	3.6%

Net Income Per Share:
Basic Common	$1.02		$0.65
Basic Class B Common	$0.77		$0.49
Diluted	$0.94		$0.60

Average Shares Outstanding:
Basic Common	4,887		5,119
Basic Class B Common	1,960		1,929
Diluted	6,904		7,114

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Oil-Dri Corporation of America

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

	As of January 31,
	2013	2012

Current Assets
Cash and Cash Equivalents	$25,430	$27,359
Investment in Short-term Securities	10,388	8,965
Accounts Receivable, net	31,004	28,907
Inventories	22,186	21,640
Prepaid Expenses	8,169	7,230
	97,177	94,101
Property, Plant and Equipment	65,117	66,810
Other Assets	14,124	13,311
Total Assets	$176,418	$174,222

Current Liabilities
Current Maturities of Notes Payable	$5,000	$3,800
Accounts Payable	6,172	6,034
Dividends Payable	--	1,132
Accrued Expenses	18,223	15,284
Total Current Liabilities	29,395	26,250
Long-Term Liabilities
Notes Payable	22,400	27,400
Other Noncurrent Liabilities	34,782	22,833
Total Long-Term Liabilities	57,182	50,233
Stockholders' Equity	89,841	97,739
Total Liabilities and Stockholders' Equity	$176,418	$174,222

Book Value Per Share Outstanding	$13.12	$13.87

Acquisitions of

Property, Plant and Equipment	Second Quarter	$2,852	$1,901
	Year to Date	$5,009	$3,512
Depreciation and Amortization Charges	Second Quarter	$2,220	$2,289
	Year to Date	$4,475	$4,634

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256

Oil-Dri Corporation of America
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Six Months Ended
	January 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2013	2012

Net Income	$6,598	$4,314

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	4,475	4,634
Capacity Rationalization Plan Charges	62	--
(Increase) Decrease in Accounts Receivable	(812)	265
Increase in Inventories	(2,513)	(2,410)
Decrease in Accounts Payable	(168)	(179)
Increase (Decrease) in Accrued Expenses	690	(98)
Increase in Pension and Postretirements benefits	882	952
Other	1,597	2,803
Total Adjustments	4,213	5,967
Net Cash Provided by Operating Activities	10,811	10,281

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(5,009)	(3,512)
Net (Purchases) Dispositions of Investment Securities	(1,222)	6,855
Other	34	23
Net Cash (Used in) Provided by Investing Activities	(6,197)	3,366

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(2,300)	(2,100)
Dividends Paid	(4,630)	(2,262)
Purchase of Treasury Stock	(175)	--
Other	852	166
Net Cash Used in Financing Activities	(6,253)	(4,196)

Effect of exchange rate changes on cash and cash equivalents	(24)	23

Net (Decrease) Increase in Cash and Cash Equivalents	(1,663)	9,474
Cash and Cash Equivalents, Beginning of Period	27,093	17,885
Cash and Cash Equivalents, End of Period	$25,430	$27,359

Investor Relations Contact

Reagan Culbertson
reagan.culbertson@oildri.com
(312) 706 3256